Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Year Ending: 10/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ending October 31, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/04/2003	$61,000	Sigma Finace Corp.	1.10	01/08/2004